EXHIBIT 99.1

VIA NET.WORKS

Questions and Answers

Relating to the Letter of Intent

Entered into with Claranet Limited 10 April 2005

Q.                                    What is the structure of the proposed transaction with Claranet?

A.                                   Claranet would acquire all of VIA’s business operations in Europe and the U.S., as well as certain assets and liabilities of the parent company, VIA NET.WORKS, Inc.

Q.                                    Is Claranet offering to buy the shares of VIA NET.WORKS?

A.                                   No, if a final agreement is signed, Claranet would acquire assets and liabilities.  This is not an offer to purchase VIA shares.

Q.                                    When do you expect to enter into a definitive purchase agreement with Claranet?

A.                                   We expect a definitive purchase agreement to be signed on or about April 30, 2005, based on our letter of intent with Claranet.  There is no assurance that we can conclude a definitive purchase agreement with Claranet, either by April 30, 2005 or subsequently.

Q.                                    When will the proxy materials be mailed to VIA shareholders?

A.                                   Assuming we complete negotiations and sign a definitive purchase agreement, we will submit proxy materials for review by the Securities and Exchange Commission.  SEC reviews often take between 30 and 45 days, but the review period for our proxy could be as short as 10 days or longer than 45 days.

Q.                                    When will the shareholders meeting take place?

A.                                   Assuming the purchase agreement is signed at the end of April and a proxy statement is available to be sent to the shareholders by mid June, we would expect the shareholders meeting to take place by mid July.

Q.                                    When do you expect the transaction to close?

A.                                   Shortly after the shareholders’ meeting.

Q.                                    How will VIA use the proceeds after receiving the full payment?

A.                                   The proceeds would be used to pay off VIA’s corporate debts and other liabilities, including severance costs for employees at the corporate headquarters, lease payments and vendor bills not assumed in the transaction.  There also will be other ongoing operating costs associated with “winding down” the corporate headquarters.

Q.                                    What part of the sale proceeds will go to current equity holders?

A.                                   Equity holders will receive a distribution from the funds remaining after all debts and liabilities are paid.

Q.                                    Will the transaction price of $26.5 million-$27.0 million be distributed to the shareholders?

A.                                   No.  First, the proceeds will be reduced by the amount that VIA draws against the working capital loans provided to VIA by Claranet.  Second, shareholders would receive a distribution from the funds remaining only after all debts and other liabilities are paid.

Q.                                    What percentage of VIA’s shareholders is required to approve the Claranet sale?

A.                                   The sale would require majority approval of VIA shareholders.

Q.            Does the $6 million working capital facility count against the estimated $26.5 million-$27.0 million purchase price?

A.            The $6 million facility is included in the expected purchase price and therefore, the ultimate purchase price will be reduced by the amount that VIA draws against this facility.

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